Exhibit 99.1

CEVA Appoints Jaclyn Liu to its Board of Directors; Bruce A. Mann Retires

Rockville, MD, February 17, 2021 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced that Jaclyn “Jackie” Liu has been appointed to its Board of Directors, as an independent member, effective February 16, 2021. Prior to Ms. Liu’s appointment, Bruce A. Mann retired from the Board after almost 20 years.

“We are delighted to welcome Jackie as our newest member of the Board,” said Peter McManamon, Chairman of the Board of CEVA. “Jackie has extensive experience working with CEVA in her role as outside general counsel for more than a decade. Her addition to the Board will bring a fresh perspective to our business, including our ongoing ESG efforts and M&A strategy.”

Mr. McManamon continued; “I would also like to thank and recognize Bruce for his significant contributions to CEVA for all his years of service on CEVA’s board. Bruce’s wisdom and experience were instrumental in deploying measurable metrics for executive compensation and corporate governance. His astute counsel will be missed.”

Ms. Liu is a senior Partner at Morrison & Foerster, an international law firm, and has more than 20 years of experience in advising public companies on corporate governance matters, M&A strategies and China matters. She serves as outside general counsel to a number of public companies and provides big‑picture, critical value-adding strategic advice. She formerly served as co-chair of Morrison & Foerster’s Global Corporate Department of over 400 lawyers. Ms. Liu graduated from Harvard Law School. She grew up in Shanghai, China and is a fluent Mandarin speaker.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and IMU solutions for AR/VR, robotics, remote controls, and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at https://www.ceva-dsp.com/ and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For more information, contact:

CEVA Richard Kingston CEVA, Inc. +1 650-417-7976 richard.kingston@ceva-dsp.com

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